EXHIBIT 10.38

As of November 7, 2007

Ms. Lynne F. Cote
2 Kincaid Lane
Chatham, NJ 07928

Dear Lynne:

        Reference is made to your Employment Agreement dated as of January 1, 2002 by and between you (formerly known as Lynne F. Fish) and McNaughton Apparel Group Inc. (formerly known as Norton McNaughton of Squire, Inc.), as amended and assigned to Jones Apparel Group USA, Inc. (the "Employment Agreement"). All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

        For good and valuable consideration, the receipt and sufficiency are hereby acknowledged, you (the "Executive") and Jones Apparel Group USA, Inc. (the "Company") agree as follows:

        1. Amendment. The terms and conditions of the Employment Agreement are hereby amended as follows:

                (a) The first sentence of Section 9(a) of the Employment Agreement is hereby amended to read as follows:

"The Executive shall not, at any time during the Executive's employment by the Company and thereafter until March 31, 2008 (the "Non-Compete Period") (provided that the Company is making the payments to the Executive, if any, which may be required hereby during the Non-Compete Period) and under the following circumstances, engage or become interested (as an owner, stockholder, partner, director, officer, employee, consultant or otherwise) (collectively, "Engages") in any business which then competes, directly or indirectly, with the business then conducted or licensed by the Company or any of its affiliates, including, without limitation, the manufacturing, marketing and sale of products by independent licensees under trademarks owned by the Company or any of its affiliates" (collectively, a "Competitive Business").

                (b) Section 9(b) of the Employment Agreement is hereby amended to read as follows:

"The Executive shall not, at any time during Executive's employment by the Company and thereafter until December 31,

2011 (provided that the Company is making the payments to the Executive, if any, which may be required hereby during the period ending December 31, 2009), recruit, solicit for employment, hire or engage, or assist any person or entity in recruiting, soliciting for employment, hiring or engaging, any employee or consultant of the Company or any of its affiliates, or any person who was such an employee or consultant of the Company or any of its affiliates within one year before the termination of the Executive's employment; or

                (c) A new Section 9(c) is hereby added to the Employment Agreement to read as follows:

"The Executive shall not at anytime during the Executive's employment by the Company and thereafter until December 31, 2009 (provided that the Company is making the payments to the Executive, if any, which may be required hereby during such period), solicit, induce, or attempt to solicit or induce, any person or entity then known by the Executive to be a customer or distributor of the Company to terminate or diminish his, her or its relationship with the Company; provided that in the event that (i) the Executive Engages in a Competitive Business after March 31, 2008, solely that fact and solely the fact that such Competitive Business sources, manufactures, distributes, merchandises, markets, sells or licenses products which compete with any of those sourced, manufactured, distributed, merchandised, marketed, sold or licensed by the Company or any of its distributors or licensees shall not be a breach or violation of this Section 9(c) if such results in such termination or diminution or (ii) the decision by a customer or distributor to terminate or diminish his, her or its relationship with the Company is made by a person with authority which is superior to the Executive's (and such person has not been induced by the Executive to make such decision unless the Executive has a reasonable, good faith commercial reason to engage in such inducement) and such decision is made solely for a reasonable, good faith commercial reason, then such termination or diminution shall not be a breach or violation of this Section 9(c)."

                (d) Sections 14 and 15 of the Employment Agreement are hereby deleted in their entirety, Section 16 of the Employment Agreement is hereby renumbered Section 15, and a new Section 14 is hereby added to the Employment Agreement to read as follows:

"14. Costs. The Company shall reimburse the Executive for all reasonable costs and expenses, including without limitation reasonable attorneys' fees, of the Executive incurred in any dispute or proceeding arising under this Agreement commenced by the Company, so long as the Executive prevails in all material respects with respect to the Executive's defenses in any such dispute or proceeding."

        2. Payment. No later than fourteen (14) days following the execution hereof by the Executive, the Company shall deliver to the Executive a check, payable to the Executive, in the gross, lump sum amount of $100,000, less deduction for taxes required by law to be withheld or deducted as provided under Section 4(c) of this Agreement.

        3. Mutual Release and Waiver. In consideration of the mutual promises contained in this Agreement, the Company and the Executive agree as set forth below.

                (a) Release by the Company. Subject to the limitation set forth below in Section 3(e), the Company, on behalf of itself and its affiliates, irrevocably releases the Executive, her attorneys, agents, representatives, advisors, executors, administrators and heirs and the successors, predecessors and assigns of each of the foregoing (and those acting on their behalf in any capacity whatsoever) from all claims, counterclaims, actions, complaints, causes of actions, judgments, debts, rights to indemnification, demands or suits, at law or in equity, known or unknown, arising from, relating to or otherwise concerning the Executive's employment with the Company or the termination thereof, which the Company or any of its past and present parents, subsidiaries or affiliates and the successors, predecessors and assigns of each of the foregoing ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date of this Agreement, including any such claims based on theories of contract or tort. The Company covenants on behalf of itself and its affiliates not to sue the Executive or any other person or entity described above, at law or in equity, in any forum, for any claims, counterclaims, actions, complaints or causes of actions as set forth in this provision.

                (b) Release by the Executive. In consideration of the payments and the benefits provided by the Company to the Executive pursuant to this Agreement, and subject to the limitations set forth below in Sections 3(c) and 3(e), the Executive irrevocably releases the Company, its past and present parents, subsidiaries, affiliates, directors, officers, employees, shareholders, attorneys, agents, representatives and advisors and the successors, predecessors and assigns of each of the foregoing (and those acting on their behalf in any capacity whatsoever) (collectively, the "Company Releases Parties") from all claims, counterclaims, actions, complaints, causes of actions, judgments, debts, rights to indemnification, demands or suits, at law or in equity, known or unknown, arising from, relating to or otherwise concerning the Executive's employment with the Company or the termination thereof, which the Executive or any of her executors, administrators or heirs and the successors, predecessors and assigns of each of the foregoing ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date of this Agreement. This includes, but is not limited to, any claims arising out of federal, state or local wage payment, discrimination, sexual harassment, hostile work environment, retaliation, and fair employment practice law, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C Sections 2000e et seq., the Age Discrimination in Employment Act, as amended , 29 U.S.C Sections 621 et seq., the Americans with Disabilities Act, as amended, 42 U.SC. Sections 12101 et seq., The Family and Medical leave Act of 1993, as amended, 29 U.S.C. Sections 2601 et seq., the Fair Labor Standards Act as 1938, as amended, 29 U.S.C. Sections 201 et seq., the

Employment Retirement Income Security Act of 1974, as amended 29 U.S.C. Sections 1001 et seq., the New York Human Rights Law, as amended, N.Y. Exec. Law Sections 290 et seq., the Administrative Code of the City of New York, Title 8, Civil Rights Sections 8-101 et seq., and any other federal, state or local law or ordinance (whether common law or statutory) dealing with discrimination in employment on the basis of sex, gender, age, race, color, national origin, religion, disability or equal pay requirements, including such claims bases on theories of the Executive's mental and physical condition, sexual harassment, hostile work environment, retaliation, contract or tort. The Executive covenants not to sue the Company or any other person or entity described above, at law or in equity, in any forum, for any claims, counterclaims, actions, complaints or causes of actions as set forth in this provision.

                (c) Representations of the Executive. The Executive hereby represents, warrants and covenants that she was represented by an attorney of her own selection regarding the release and waiver in Section 3(b) (the "Release"). The Executive acknowledges that she enters into the Release voluntarily and with full knowledge and understanding of the provisions set forth in this Section 3 after consulting with her counsel. The Executive further acknowledges that with the advice of counsel she has decided to waive the need for 21 calendar days from the receipt of this Agreement to consider the Release of federal age discrimination claims. The Executive may revoke the Release of federal age discrimination claims during the seven calendar days following execution of the Agreement (the "Revocation Period") by written notice to the General Counsel of the Company. Such a revocation will extend only to the claims contained in the Release of federal age discrimination claims, but does not include any other representation, covenant, agreement, release, or waiver made by the parties hereto. Such revocation is not intended to affect or impair any other rights, responsibilities or obligations arising from or relating to this Agreement, except that, in the event of any such revocation, the Executive shall forfeit and surrender promptly to the Company any amounts payable, or previously paid, under Section 2 of this Agreement. The Executive acknowledges that, at the expiration of the Revocation Period, the Release of federal age discrimination claims shall become effective and shall be final, binding and irrevocable.

                (d) Representations of the Company. The Company hereby represents and warrants that (i) the execution, delivery and performance of this Agreement by the Company has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the Executive and the Company, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

                (e) No Impairment. Nothing in this Section 3 is intended to release or otherwise affect or impair (i) any rights, responsibilities or obligations arising from, relating to or otherwise concerning this Agreement, (ii) any rights the Executive may have to benefits or entitlements under the Company's 401(k) plan or the Company's deferred compensation plans or arrangements in which the Executive participates, (iii) the Executive's eligibility for indemnification and advancement of expenses in accordance with the certificate of incorporation and by-laws of the Company or any applicable insurance policy, or (iv) the Executive's and the Company's rights, and obligations under Sections 6 through 15 of the Employment Agreement, as amended hereby.

        4. Miscellaneous.

                (a) Notices. Any notice or communication to the Company or to the Executive under this Agreement shall be in writing and shall be considered given on the third business day following mailing by certified mail, return receipt requested, to the Company at 1411 Broadway, New York, New York 10018, Attention: General Counsel, or to the Executive at the Executive's address on file with the Company (or at such other address as either party may specify by written notice to the other party).

                (b) Entire Agreement. This Agreement and the Employment Agreement constitute the entire understanding and agreement between the parties with respect to the subject matter hereof, and cannot be amended, unless such amendment is in writing and signed by both parties to this Agreement.

                (c) Tax Withholding. All amounts payable to the Executive hereunder shall be subject to any required deductions or withholdings from, and the Executive shall be responsible for, any applicable federal, state, local or other taxes (including any taxes under Section 409A of the Code).

                (d) Section 409A of the Code. For purposes of Section 409A of the Code and related rules and regulations: (i) the Executive's termination of employment with the Company shall be treated as an "involuntary separation from service" within the meaning of Treas. Reg. Sec. 1.409A-1(n); (ii) the Executive's right to receive payments from the Company pursuant to Section 6(c)(ii) of the Employment Agreement shall be treated as a right to a series of separate payments under Treas. Reg. Sec. 1-409A-2(b)(2)(iii); and (iii) all expenses (if any) to be reimbursed to the Executive pursuant to the Employment Agreement shall be paid promptly and, in any event, no later than December 31 of the calendar year in which they are incurred, and the Executive's right to such reimbursement (if any) shall not be subject to liquidation or exchange for any other benefit.

                (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than its choice of laws rules). The parties hereto consent to the exclusive jurisdiction of any federal or state court in the State of New York to resolve any dispute arising under this Agreement or otherwise.

Very truly yours, JONES APPAREL GROUP USA, INC. By: /s/ Ira M. Dansky Ira M. Dansky Secretary

Agreed in all respects as of
the date above written.

/s/ Lynne F. Cote
Lynne F. Cote

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